Exhibit 99.1
Press Release

IR Contact:	Media Inquiries:

John B. Pelling, III	Julie Crothers
Vice President — Investor Relations	Vice President — Edelman
(708) 498-2013	(312) 240-2765
IR@midwestbank.com	Julie.Crothers@edelman.com
Midwest Banc Appoints Roberto R. Herencia as New CEO
Former Banco Popular Executive Brings Strong Chicago Ties and Community
Banking Experience
MELROSE PARK, Ill., May 6, 2009 — (BUSINESS WIRE) — Midwest Banc Holdings, Inc. (NASDAQ:MBHI) announced today that Roberto R. Herencia has been named president and CEO of Midwest Banc Holdings, Inc. and of Midwest Bank and Trust Company, replacing J. J. Fritz, who will return to his previous role as executive vice president of Midwest Banc Holdings. Herencia, who also was appointed to the board of directors of Midwest Banc Holdings, was formerly president and director of Banco Popular North America based in Chicago and executive vice president of Popular, Inc., the parent company. He will assume his new role at Midwest May 15.
“As part of our ongoing long-term succession planning and due to the fact that Jay is 60 and has indicated that he’d like to slow down his career in the near future, the board has been looking for an executive to lead the firm into the future,” said Percy L. Berger, chairman of Midwest Banc Holdings Board of Directors. “We are thrilled to find an executive of Roberto’s caliber and experience. He brings to Midwest strong credit, turnaround, business-building, people and governance skills — all very relevant to the present environment. We are confident that he will lead the company in the right direction in the future, ensuring the bank’s safety and soundness and increasing shareholder value.”
Herencia, 49, spent 17 years at Banco Popular. In addition to serving as executive vice president of Popular, Inc. since 1997, and president and director of Banco Popular North America since December 2001, he served as chief operating officer, senior credit officer and reported to Popular’s CFO in charge of capital markets, M&A and rating agencies between 1991 and 2001.
Prior to joining Popular, Herencia spent 10 years in a variety of senior positions at The First National Bank of Chicago, including serving as head of the emerging markets division and operations in Latin America. He was directly involved in the restructure, workout and debt for equity swaps of public and private sector credits in Latin America.
In addition, he has a strong record of community service, including serving as a director of Banco Popular Foundation, Inc., as a trustee of Chicago’s Museum of Science and Industry,

DePaul University in Chicago and of Le Moyne College in Syracuse, New York. He is a director of Junior Achievement of Chicago, The Economic Club of Chicago and Operation HOPE in Los Angeles. He is also a founder and director of the New America Alliance.
Herencia graduated magna cum laude with a bachelor’s degree in Finance from Georgetown University in 1981. He received his M.B.A. from the Kellogg School of Management at Northwestern University in 1991.
“I am excited to lead this well-respected Chicago institution with a 50-year track record of delivering excellent service to customers,” said Herencia. “I will focus on maintaining the bank’s soundness and on building shareholder value quickly but prudently.”
# # #
About Midwest
Midwest Banc Holdings, Inc., with $3.7 billion in assets, has provided a range of retail and commercial financial services for more than 50 years, through its two principal operating subsidiaries: Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Midwest Bank operates 28 full-service community banking centers throughout the greater Chicagoland area meeting the diverse needs of businesses and consumers through commercial banking, wealth management, corporate trust and retail banking areas. Midwest Financial Services provides securities and insurance brokerage services. Information on Midwest products, services and locations is available at: www.midwestbanc.com.
Forward-Looking Statements
This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

2